Exhibit 99.4

BioLegend, Inc. and subsidiaries

Index to financial statements

Unaudited Interim Condensed Consolidated Financial Statements

Unaudited Condensed Consolidated Balance Sheet as of June 30, 2021	2

Unaudited Condensed Consolidated Statements of Income for the Six Months Ended June 30, 2020 and 2021	3

Unaudited Condensed Consolidated Statements of Comprehensive Income for the Six Months Ended June 30, 2020 and 2021	4

Unaudited Condensed Consolidated Statements of Stockholders’ Equity for the Six Months Ended June 30, 2020 and 2021	5

Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2020 and 2021	7

Notes to Unaudited Condensed Consolidated Financial Statements	8

BioLegend, Inc. and subsidiaries

Condensed consolidated balance sheet

(unaudited)

(in thousands, except share amounts)

June 30, 2021
Assets
Current assets:
Cash and cash equivalents	$261,615
Accounts receivable, net	38,565
Inventories	55,178
Prepaid expenses and other current assets	8,252

Total current assets	363,610
Property, plant and equipment, net	136,575
Goodwill	8,250
Intangible assets, net	215
License fees, net	9,117
Deferred income taxes	146
Deposits and other assets	8,913

Total assets	$526,826

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$10,681
Accrued expenses	22,269
Other payable and other current liabilities	3,205

Total current liabilities	36,155
Deferred income tax liability	4,881
Other non-current liabilities	3,716

Total liabilities	44,752

Commitments and contingencies (Note 13)

Stockholders’ equity:
Convertible preferred stock – Series A, no par value—2,062,500 shares authorized; 1,900,000 shares outstanding at June 30, 2021; liquidation preference of $1,520 at June 30, 2021	1,520
Convertible preferred stock – Series B, no par value—1,875,000 shares authorized; 1,291,000 shares outstanding at June 30, 2021; liquidation preference of $2,066 at June 30, 2021	2,066
Common stock, no par value—100,000,000 shares authorized; 3,986,400 shares outstanding at June 30, 2021	918
Additional paid-in capital	1,491
Accumulated other comprehensive income	192
Retained earnings	476,710

Total stockholders’ equity attributable to BioLegend, Inc. common stockholders	482,897
Non-controlling interests	(823)

Total stockholders’ equity	482,074

Total liabilities and stockholders’ equity	$526,826

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BioLegend, Inc. and subsidiaries

Condensed consolidated statements of income

(unaudited)

(in thousands)

	Six months ended June 30,
	2020	2021
Net sales	$106,125	$159,145
Cost of goods sold	33,430	44,918

Gross profit	72,695	114,227

Operating expenses
Selling and marketing	7,151	7,785
General and administrative	11,469	12,092
Research and development	11,988	13,552

Total operating expenses	30,608	33,429

Income from operations	42,087	80,798
Other income (expense):
Interest income	316	18
Interest expense	(169)	(164)
Foreign exchange gain (loss), net	(551)	(845)
Other, net	506	256

Total other income (expense), net	102	(735)

Income before income taxes	42,189	80,063
Income tax provision	8,036	16,054

Net income	34,153	64,009

Net loss attributable to non-controlling interests	(194)	(371)
Net income attributable to BioLegend, Inc. common stockholders	$34,347	$64,380

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BioLegend, Inc. and subsidiaries

Condensed consolidated statements of comprehensive income

(unaudited)

(in thousands)

	Six months ended June 30,
	2020	2021
Net income	$34,153	$64,009
Other comprehensive income:
Foreign currency translation adjustment	813	535

Total other comprehensive income	813	535

Comprehensive income	34,966	64,544
Comprehensive loss attributable to non-controlling interests	(194)	(371)

Comprehensive income attributable to BioLegend, Inc.	$35,160	$64,915

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BioLegend, Inc. and subsidiaries

Condensed consolidated statements of stockholders’ equity

(unaudited)

(in thousands, except share amounts)

For the Six Months Ended June 30, 2020

	Convertible preferred stock series A		Convertible preferred stock series B		Common stock		Additional paid-in	Accumulated other comprehensive	Retained	Total stockholders’ equity attributable to BioLegend, Inc. common	Non-controlling	Total stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	(loss) income	earnings	stockholders	interests	equity
Balance, December 31, 2019	1,900,000	$1,520	1,321,000	$2,114	4,178,900	$707	$1,355	$(1,305)	$342,643	$347,034	$(52)	$346,982
Exercise of stock options— common	—	—	—	—	7,000	129	—	—	—	129	—	129
Stock repurchases	—	—	—	—	(199,500)	(60)	—	—	(17,645)	(17,705)	—	(17,705)
Stock-based compensation	—	—	—	—	—	—	56	—	—	56	—	56
Other comprehensive income	—	—	—	—	—	—	—	813	—	813	—	813
Net income (loss)	—	—	—	—	—	—	—	—	34,347	34,347	(194)	34,153

Balance, June 30, 2020	1,900,000	$1,520	1,321,000	$2,114	3,986,400	$776	$1,411	$(492)	$359,345	$364,674	$(246)	$364,428

For the Six Months Ended June 30, 2021

	Preferred stock series A		Preferred stock series B		Common stock		Additional paid-in	Accumulated other comprehensive	Retained	Total stockholders’ equity attributable to BioLegend, Inc. common	Non-controlling	Total stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	(loss) income	earnings	stockholders	interests	equity
Balance, December 31, 2020	1,900,000	$1,520	1,291,000	$2,066	3,986,400	$918	$1,458	$(343)	$412,330	$417,949	$(452)	$417,497
Stock-based compensation	—	—	—	—	—	—	33	—	—	33	—	33
Other comprehensive income	—	—	—	—	—	—	—	535	—	535	—	535
Net income (loss)	—	—	—	—	—	—	—	—	64,380	64,380	(371)	64,009

Balance, June 30, 2021	1,900,000	$1,520	1,291,000	$2,066	3,986,400	$918	$1,491	$192	$476,710	$482,897	$(823)	$482,074

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BioLegend, Inc. and subsidiaries

Condensed consolidated statements of cash flows

(unaudited)

(in thousands)

	Six months ended June 30,
	2020	2021
Cash flows from operating activities:
Net income	$34,153	$64,009
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,381	3,978
Loss on equity method investment	—	4
Stock-based compensation	56	33
Loss on foreign exchange contracts	100	116
Deferred income taxes	—	(461)
Loss on disposal of property and licenses	125	102
Changes in operating assets and liabilities:
Accounts receivable	(1,001)	(9,586)
Inventories	(6,058)	(3,985)
Prepaid expenses and other current assets	1,749	(3,321)
Deposits and other assets	443	(1,164)
Accounts payable	(2,387)	1,515
Accrued expenses, other payable and other current liabilities	3,713	(6,152)
Other non-current liabilities	224	1,038

Net cash provided by operating activities	35,498	46,126

Cash flows from investing activities:
Purchases of short-term investments	(89,959)	—
Proceeds from maturities of short-term investments	44,946	89,992
Acquisition of property, plant and equipment	(1,829)	(1,668)
Purchase of licenses	(8,108)	(259)
Equity method investment	—	(5,500)

Net cash (used in) provided by investing activities	(54,950)	82,565

Cash flows from financing activities:
Repayment of notes payable to shareholders	—	(1,050)
Deferred financing costs	—	(972)
Proceeds from exercise of stock options—common	129	—
Payment of share repurchases	(17,705)	—
Proceeds from Paycheck Protection Program Loan	8,597	—
Repayment of Paycheck Protection Program Loan	(8,597)	—

Net cash used in financing activities	(17,576)	(2,022)
Effect of exchange rate changes on cash and cash equivalents	813	520

Net (decrease) increase in cash and cash equivalents	(36,215)	127,189
Cash and cash equivalents, beginning of period	100,251	134,426

Cash and cash equivalents, end of period	$64,036	$261,615

Supplemental disclosure of cash flow information:
Cash paid for interest	$140	$164

Cash paid for income taxes	$614	$3,584

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property, plant and equipment included in accounts payable and accrued expenses	$195	$1,009
Deferred financing costs included in accounts payable	$—	$500

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

BioLegend, Inc. and subsidiaries

Notes to unaudited condensed consolidated financial statements

1. Business

BioLegend, Inc. was incorporated in the State of California on June 17, 2002. The principal business of BioLegend, Inc. and its subsidiaries (the “Company”, “BioLegend”, “our” or “we”) is to develop, manufacture and sell antibodies and reagents for biomedical research, manufactured in our headquarters in San Diego, California. Our mission is to accelerate research and discovery by providing the highest quality products at an outstanding value, along with superior customer service and technical support.

Our expertise covers a diverse set of research areas including immunology, neuroscience, cancer, stem cells, and cell biology. Our product development program, which includes technology licensing, collaborations, and internal hybridoma development, produces strategic reagents for use in a variety of applications.

2. Basis of presentation and summary of significant accounting policies

Basis of presentation

The Company’s condensed consolidated financial statements included in this report have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) necessary to present fairly our consolidated financial position as of June 30, 2021 and results of operations as of and for the six months ended June 30, 2020 and 2021 and cash flows for the six months ended June 30, 2020 and 2021 have been made.

Reference is frequently made herein to the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”). This is the source of authoritative US GAAP recognized by the FASB to be applied to non-governmental entities.

Unaudited interim condensed consolidated financial statements

The accompanying condensed consolidated balance sheet as of June 30, 2021, the condensed consolidated statements of income, comprehensive income and stockholders’ equity for the six months ended June 30, 2020 and 2021 and cash flows for the six months ended June 30, 2020 and 2021, and the related interim condensed consolidated disclosures are unaudited. In management’s opinion, the unaudited condensed consolidated financial statements have been prepared on the same basis as the annual financial statements for the year ended December 31, 2020, and include all adjustments necessary to state fairly the financial position as of June 30, 2021, the results of operations for the six months ended June 30, 2020 and 2021, and cash flows for the six months ended June 30, 2020 and 2021, and the condensed consolidated statements of stockholders’ equity for the six months ended June 30, 2020 and 2021. The results for the six months ended June 30, 2020 and 2021 are not necessarily indicative of the operating results to be expected for the full fiscal year or any future period. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with US GAAP have been condensed or omitted. Therefore, these interim condensed financial statements should be read in conjunction with the Company’s audited consolidated financial statements.

Principles of consolidation

The condensed consolidated financial statements include the Company’s accounts and the accounts of its wholly-owned subsidiaries and controlled entities including partially-owned variable interest entities (“VIE”). All intercompany transactions and balances have been eliminated and a non-controlling interests are recognized in the condensed consolidated balance sheet and condensed consolidated statements of income and condensed consolidated statements of comprehensive income for the portion of the subsidiary’s financial results not owned by the Company.

Deferred offering costs

Deferred offering costs, which consist of direct incremental legal, consulting, banking and accounting fees primarily relating to the Company’s contemplated initial public offering (“IPO”), are capitalized and will be offset against proceeds upon the consummation of the offering within stockholders’ equity. In the event an anticipated offering is terminated, deferred offering costs will be expensed. As of June 30, 2021, there were $1.5 million of deferred offering costs within deposits and other assets on the unaudited condensed consolidated balance sheet.

Variable interest entities and equity method investments

The Company consolidates entities in which it has a controlling financial interest. The Company determines whether it has a controlling financial interest in an entity by first evaluating whether the entity is a voting interest entity or VIE. Voting interest entities are entities in which (i) the total equity investment at risk is sufficient to enable the entity to finance its activities independently, (ii) the equity holders have the power to direct the activities of the entity that most significantly impact its economic performance, the obligation to absorb the losses of the entity and the right to receive the residual returns of the entity and (iii) the legal entity is structured with substantive voting rights. A VIE is an entity that lacks one or more of the characteristics of a voting interest entity. The Company has a controlling financial interest in a VIE when the Company has a variable interest or interests that provide it with (i) the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company evaluates its relationships with its VIEs on an ongoing basis to determine whether or not it has a controlling financial interest.

The Company uses the equity method to account for investments in entities that it does not control, but in which the Company’s ownership exceeds 20% or it otherwise has the ability to exercise significant influence over operating and financial policies. Under the equity method of accounting, the investment is initially recorded at cost and is adjusted for the portion of earnings or losses allocable to the Company after the date of the initial investment. The Company’s proportionate share of the net income or loss of these companies is included in other, net on the condensed consolidated statements of income. Equity method investments are included in deposits and other assets on the condensed consolidated balance sheet.

Use of estimates

The preparation of financial statements in conformity with US GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in the accompanying condensed consolidated financial statements include the net realizable value of inventory. Actual results could differ from these estimates.

Foreign currency

The condensed consolidated financial statements are presented in U.S. Dollars, which is the Company’s functional currency. The functional currency of certain of the Company’s foreign subsidiaries is the local currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Income and expense items are translated at the average exchange rate for the period. Gains and losses resulting from translation are recorded in accumulated other comprehensive (loss) gain as a separate component of the condensed consolidated statements of stockholders’ equity.

Transactions denominated in a currency other than the entity’s functional currency are remeasured into the entity’s functional currency. Foreign currency exchange gains and losses related to transactions denominated in a currency other than the Company’s, or its subsidiaries’ functional currency are included in foreign exchange loss, net in the condensed consolidated statements of income.

Fair value measurements

The Company records its financial assets and liabilities at fair value, which is defined under the applicable accounting standards as the exchange price that would be received for an asset or paid for a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company uses valuation techniques to measure fair value, maximizing the use of observable outputs and minimizing the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Other inputs that are directly or indirectly observable in the marketplace; and

Level 3: Unobservable inputs which are supported by little or no market activity.

The carrying amounts of the Company’s cash and cash equivalents, short-term investments, trade receivables, U.S. equities related to investments made and held in accordance with the executive deferred compensation plan and trade and other payables are considered to be representative of their respective fair values because of the short-term nature of those instruments. See Note 6 for additional disclosure related to financial assets and liabilities measured at fair value on a recurring basis. For our cash, cash equivalents and short-term investments, we measure the fair value of money market funds and certain marketable equity securities on quoted prices in active markets for identical assets or liabilities.

Short-term investments

Short-term investments consist of U.S. Treasury securities, with maturities greater than 90 days. The Company classifies short-term investments as available-for-sale securities at the time of purchase and evaluates such classification as of each balance sheet date. All short-term investments are recorded at estimated fair value, with unrealized gains and losses, net of income taxes, reported as accumulated other comprehensive income (loss) until realized on the condensed consolidated statements of stockholders’ equity. Realized gains and losses from the sale of available-for-sale securities or the amounts, net of tax, reclassified out of accumulated other comprehensive income, if any, are determined on a specific identification basis.

Concentrations of risk

Financial instruments that potentially subject the Company to a concentration of credit and business risk consist of cash and cash equivalents, accounts receivable, and inventory.

The Company’s accounts receivable are unsecured and are generally derived from revenue denominated in multiple currencies. The Company’s accounts receivable maintains reserves for potential credit losses as an allowance for doubtful accounts. Actual credit losses may differ from management’s estimates. Management believes that the Company is not exposed to any significant credit risk, as the customer base is diverse. However, one customer of the Company represents greater than 17% of the customer receivable balance as of June 30, 2021. In the event the Company is unable to recover this outstanding balance, the implications would be material to the unaudited condensed consolidated financial statements. For the six months ended June 30, 2020 and 2021, one customer represented greater than 10% of net sales.

The Company maintains cash balances at various financial institutions located throughout the world in areas that the Company maintains offices. The cash balances at these banks are largely uninsured and may subject the Company to higher credit risk. The Company also invests excess cash in various short-term, low risk financial instruments.

The Company purchases an ingredient for certain products from one vendor under a long-term license and supply agreement. The ingredient was used in products representing 25.6% and 26.2% of net sales for the six months ended June 30, 2020 and 2021, respectively. In the event that the supply of this ingredient was disrupted, the Company’s ability to supply product to certain customers could also be disrupted.

Accounts receivable

Accounts receivable include trade accounts receivables from the Company’s customers, net of an allowance for doubtful accounts. Accounts receivable are recorded at the invoiced amount and do not bear interest. An allowance for doubtful accounts is established based on various factors including credit profiles of the Company’s customers, historical payments and current economic trends. The allowance for doubtful accounts balance represents management’s estimate of uncollectible accounts based upon specific identification and historical information. Once a receivable is deemed to be uncollectible, such balance is charged against the allowance. Recoveries of trade receivables previously written-off are recorded when payment is received and are charged to income as a reduction to general and administrative expense in the condensed consolidated statements of income. As of June 30, 2021, allowance for doubtful accounts totaled $0.4 million.

Inventories

Inventory is stated at the lower of cost or net realizable value, on a first-in, first-out basis. Inventory includes raw materials, work-in-process and finished goods. Costs for work-in-process and finished goods include raw materials, direct and indirect labor and manufacturing overhead. The Company regularly monitors for excess and obsolete inventory based on its estimates of expected sales volumes, production capacity and expiration of raw materials, work-in-process and finished products and reduces the carrying value of inventory accordingly. The Company writes down inventory that has become obsolete, inventory that has a cost basis in excess of its expected net realizable value, and inventory in excess of expected manufacturing requirements. Any write-downs of inventories are charged to cost of goods sold.

A change in the estimated timing or amount of demand for the Company’s products could result in a reduction to the recorded value of inventory on hand. Any significant unanticipated changes in demand or unexpected quality failures could have a significant impact on the value of inventory and reported operating results. As of June 30, 2021, the inventory reserve totaled $7.1 million.

Derivatives

The Company is exposed to foreign exchange rate risks in the normal course of business. The Company enters into foreign exchange contracts to manage foreign currency risks related to monetary assets and liabilities that are denominated in currencies other than the functional currency of the reporting entity. All such contracts entered into were not designated as hedging instruments and were not required to be tested for effectiveness, as hedge accounting was not elected. The Company had foreign exchange forward contracts in place to manage foreign currency risks to monetary assets and liabilities denominated in the Euro, Swiss Franc, and the U.S. Dollar (in entities where the functional currency is not the U.S. Dollar). These foreign exchange contracts were settled by February 2021.

As of June 30, 2021, there were no outstanding forward contracts in place for foreign currency purchases. Gains and losses on the foreign exchange contracts are included in foreign exchange gain (loss), net on the condensed consolidated statements of income. The Company recorded foreign currency derivative losses of $0.1 million for each of the six months ended June 30, 2020 and 2021.

Income taxes

The provision for income taxes is computed using the asset and liability method of accounting for income taxes in which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to timing differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are determined using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. Deferred tax assets are regularly assessed to determine the likelihood they will be recovered from future taxable income. A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be recognized.

The calculation of the Company’s tax liabilities involves dealing with uncertainties of the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of the available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments. In evaluating the ability to recover deferred tax assets within the jurisdictions in which they arise, the Company considers all available positive and negative evidence. Factors reviewed include the cumulative pre-tax book income for the past three years, scheduled reversals of deferred tax liabilities, history of earnings and reliable forecasting projections of pre-tax book income for the foreseeable future, and the impact of any feasible and prudent tax planning strategies.

Revenue recognition

The Company derives the majority of its revenues from sales of products to primarily end user researchers at biotechnology and life science companies, universities, and resellers (distributors). The Company’s customers can be domestic or international. This variation in customer type, size, and location can cause variations in the timing or uncertainty of revenue and cash flows. The Company’s products address a diverse area of research areas, such as immunology, neuroscience, cancer, stem cells, and cell biology.

The Company recognizes revenue from contracts with customers in accordance with the core principles of ASC 606, Revenue from Contracts with Customers, by applying the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

The Company identifies performance obligations in its contracts with customers, which only includes sales of products. The Company determines the transaction price based on the amount it expects to be entitled to in exchange for transferring the promised goods to the customer. The transaction price is allocated to each distinct performance obligation in an amount that depicts the relative amount of consideration the Company expects to receive in exchange for satisfying each performance obligation. Revenue is recognized when performance obligations are satisfied. All of the Company’s revenue is recognized at the point in time control transfers to the customer.

Net revenue from product sales is recognized at the point in time the product ships and control passes to the customer. Shipping and handling activities occur after a customer obtains control of a product and are considered activities to fulfill a promise to transfer the good.

The Company products can be sold with a right to receive a rebate based on cumulative amounts purchased by the customer over a certain period, we may also provide other credits or incentives. These amounts are accounted for as variable consideration when determining the amount of revenue to recognize. Rebates and credits are estimated at contract inception and updated at the end of each year if additional information becomes available. Both rebates and credits and changes to the Company’s estimated variable consideration were not material for the periods presented. The Company elected an accounting policy to exclude taxes collected (which are subsequently remitted to governmental authorities) from the transaction price of its customer contracts. Revenues are recognized net of these amounts.

Disaggregation of revenue

The following table summarizes the net sales by region (in thousands):

	Six months ended June 30,
	2020	2021
North America	$58,623	$86,937
Europe	24,116	37,645
Asia	20,675	31,415
Other	2,711	3,148

Total net sales	$106,125	$159,145

Net sales in the Company’s country of domicile, the United States, were $56.1 million and $83.3 million for the six months ended June 30, 2020 and 2021, respectively.

Research and development expense

Research and development expense is related to new product development efforts and includes personnel expense, supplies, contractor fees, license fees, facilities costs, and utilities. Expenditures relating to research and development are expensed in the period incurred.

Stock-based compensation expense

Stock-based compensation expense is comprised of stock options, which are issued under the Company’s 2002 and 2012 equity incentive plans. Stock-based compensation related to stock options is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period of the respective award. In the event an award is fully vested when issued, the expense is recognized immediately. The Company utilizes the Black-Scholes option-pricing model for determining the estimated fair value of stock options. The Black-Scholes option-pricing model requires the use of assumptions including the Company’s stock price, expected term of the options, the risk-free interest rate, the expected volatility of our stock and expected dividend yields. Forfeitures are recognized as incurred.

Convertible preferred stock

The Company evaluated the Series A and B Convertible Preferred Stock for liability or equity classification under ASC 480, Distinguishing Liabilities from Equity, and determined that equity treatment was appropriate because the Series A and B Convertible Preferred Stock did not meet the definition of liability instruments defined thereunder. Additionally, the Series A and B Preferred Stock is not redeemable for cash or other assets (i) on a fixed or determinable date, (ii) at the option of the holder, and (iii) upon the occurrence of an event that is not solely within the control of the Company. Further, there are no redemption features. As such, the Series A and B Convertible Preferred Stock are classified in permanent equity.

Recently adopted accounting pronouncements

In December 2019, the FASB released Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies aspects of the income tax accounting guidance including requirements related to separate financial statements of entities not subject to tax, the intraperiod tax allocation exception to the incremental approach, interim-period accounting for enacted changes in tax law and the year-to-date loss limitation in interim-period tax accounting. The guidance includes retrospective, modified retrospective and prospective basis application dependent on the requirements of specific amendments. This ASU is effective for fiscal periods beginning after December 15, 2021. The Company early adopted ASU 2019-12 on January 1, 2021. The adoption did not have a material impact on our condensed consolidated financial statements.

Recent issued accounting standards not yet adopted

In February 2016, the FASB issued ASU 2016-02, Leases. The new standard requires lessees to recognize most leases on their balance sheet as lease liabilities with corresponding right-of-use assets and eliminates certain real estate specific provisions. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which provides entities an optional transition method to apply the new guidance as of the adoption date, rather than as of the earliest period presented. In transition, entities may also elect a package of practical expedients that must be applied in its entirety to all leases commencing before the effective date, unless the lease was modified, to not reassess (i) the existence of a lease, (ii) lease classification or (iii) determination of initial direct costs, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. In November 2019 and June 2020, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates and ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, respectively, which among other things, deferred the effective date for this standard. As amended, this standard is effective for fiscal years beginning after December 15, 2021 with early adoption permitted. We are currently evaluating the impact of the adoption of this standard on our consolidated financial statements but do not expect it will result in a material change to the condensed consolidated financial statements as a whole.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The amendment in this update replaced the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses on instruments within its scope, including trade and loan receivables and available-for-sale debt securities. This update is intended to provide financial statement users with more decision-useful information about the expected credit losses. In November 2019, the FASB issued ASU 2019-10, which among other things, amended the effective date for credit losses for all other entities to be effective for fiscal years beginning after December 15, 2022. Early adoption is permitted. We are currently evaluating the impact of the adoption of ASU 2016-13 on our condensed consolidated financial statements but does not expect it will result in a material change to the condensed consolidated financial statements as a whole.

3. Inventories

Inventories consisted of the following (in thousands):

June 30, 2021
Raw materials	$15,620
Work-in-process	20,860
Finished goods	18,698

Total	$55,178

4. Property, plant and equipment, net

Property, plant and equipment consisted of the following (in thousands):

June 30, 2021
Land and land improvements	$21,486
Buildings	107,257
Leasehold improvements	3,283
Laboratory equipment	24,189
Computer equipment	3,794
Furniture, fixtures and office equipment	1,439
Construction in progress	392

Total property, plant and equipment, gross	161,840
Accumulated depreciation and amortization	(25,265)

Total property, plant and equipment, net	$136,575

Depreciation expense was $3.3 million $3.4 million for the six months ended June 30, 2020 and 2021, respectively.

5. License fees, net

The Company capitalized license fees and related accumulated amortization as follows (in thousands):

June 30, 2021
License fees	$14,704
Less: accumulated amortization	(5,587)

License fees, net	$9,117

Amortization expense was $0.5 million, for each of the six months ended June 30, 2020 and 2021, and was recorded as research and development expense. The estimated future amortization of license fees, as of June 30, 2021, is as follows (in thousands):

Remainder of 2021	$481
2022	954
2023	930
2024	908
2025	873
Thereafter	4,971

$9,117

As of June 30, 2021, the weighted average life of remaining license fees is 10.4 years.

6. Fair value measurements and short-term investments

The following tables provide information by level for financial assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	Total carrying value as of June 30, 2021	Fair value measurements using inputs considered as
		Level 1	Level 2	Level 3
Assets
U.S. equities(1)	$1,670	$1,670	$—	$—

Total Assets	$1,670	$1,670	$—	$—

(1)	U.S. equities are related to investments made and held in accordance with the executive deferred compensation plan.

There were no unrealized gains or losses as of June 30, 2021.

7. Accrued expenses and other payable and other current liabilities

Accrued expenses consisted of the following (in thousands):

June 30, 2021
Accrued payroll and employee benefits	$7,331
Accrued royalties payable	6,817
Accrued payables	5,212
Customer advances	2,629
Other	280

Accrued expenses	$22,269

Other payable and other current liabilities consisted of the following (in thousands):

June 30, 2021
Income taxes payable	$2,458
Other taxes payable	699
Other	48

Other payable and other current liabilities	$3,205

8. Notes payable to stockholders

The Company had two notes payable to stockholders, who are related parties, totaling $1.1 million that accrued interest on the unpaid principal balance of the notes at the rate of 8% per annum. Accrued interest was paid annually, and all principal payments were paid upon maturity in March 2021. Interest expense was $42,000 and $14,000 for the six months ended June 30, 2020 and 2021, respectively, which was included in interest expense in the condensed consolidated statements of income.

9. Other loans and line of credit

On October 27, 2017, the Company entered into a revolving line of credit. The line of credit allows for borrowings of up to $75.0 million, including swingline capacity of up to $10.0 million. The Company also has an expansion option for an additional $75.0 million. All assets of the Company were pledged as security for the line of credit. All borrowings are to be paid with interest on a quarterly basis. At the time of borrowing, the Company may choose LIBOR or the U.S. Prime rate, plus applicable spreads. The Company must also pay a commitment fee for any unutilized borrowings on the revolving line of credit. All principal payments are payable upon maturity of the line at October 26, 2022, five years from the original agreement date.

The revolving line of credit has customary affirmative covenants, including certain financial reporting requirements as well as notification requirements tied to material events. It also includes customary negative covenant requirements, including annual capital expenditure limitations and other financial covenants. The Company is in compliance with all covenants of the agreement.

The Company had no current loan outstanding as of June 30, 2021. The Company had an unutilized facility amount of $75.0 million as of June 30, 2021. Interest expense related to loan commitment fees and including interest on notes payable to stockholders was $0.2 million and $0.2 million for the six months ended June 30, 2020 and 2021, respectively.

In March 2020, as part of the CARES Act, the Paycheck Protection Program was introduced to provide US payroll relief during the height of the coronavirus pandemic. The Company applied for this program in late March 2020, and subsequently, received a loan from the federal government in the amount of $8.6 million in April 2020. The general terms of the loan are a 1.0% interest rate and a two year maturity. Additionally, the loan includes a provision that provides for loan forgiveness to the extent that funds are used to make certain payroll, rent and utility payments. The Company repaid this loan in May 2020 after determining that the forgiveness criteria would not be met. As of June 30, 2021, there was no outstanding balance on the loan.

10. Stockholders’ equity

Common stock

The Company is authorized to issue 100,000,000 shares of common stock. Total shares of common stock issued were 4,754,600 as of June 30, 2021. Total shares outstanding were 3,986,400 as of June 30, 2021.

During the six months ended June 30, 2020, the Company repurchased 199,500 shares of common stock at estimated fair value in the amount of $17.7 million. These repurchases were recorded in the condensed consolidated statement of stockholders’ equity.

There were no common stock repurchases during the six months ended June 30, 2021.

Common stock reserved for future issuance

Common stock reserved for future issuance is as follows as of (in common stock equivalent shares):

June 30, 2021
Series A convertible preferred stock	1,900,000
Series B convertible preferred stock	1,291,000
Common stock options issued and outstanding	59,000
Authorized for future issuance under the Company’s equity incentive plan	97,000

Total	3,347,000

Convertible preferred stock

The Company is also authorized to issue 8,937,500 shares of convertible preferred stock, for which 2,062,500 shares are designated as Series A convertible preferred stock, 1,875,000 shares are designated as Series B convertible preferred stock, and the remaining 5,000,000 shares are undesignated. As of June 30, 2021, 2,025,000 shares of Series A convertible preferred stock and 1,517,500 shares of Series B convertible preferred stock were issued. As of June 30, 2021, 1,900,000 shares of the Series A convertible preferred stock and 1,291,000 shares of the Series B convertible preferred stock were outstanding.

Each share of Series A and Series B convertible preferred stock is convertible, at the option of the holder, into a number of fully paid shares of common stock as determined by dividing the applicable original issue price, appropriately adjusted for any stock splits, stock dividends, and recapitalization, by the conversion price. The original issue price is $0.80 per share for the Series A convertible preferred stock and $1.60 per share for the Series B convertible preferred stock. The conversion price is $0.80 per share for the Series A convertible preferred stock and $1.60 per share for the Series B convertible preferred stock, subject to adjustments as defined in the Company’s Amended and Restated Certificate of Incorporation. The Series A and Series B convertible preferred stock will automatically convert to common stock upon the closing of a public offering of the common stock. In addition, the Series A and Series B convertible preferred stock will automatically convert to common stock upon the vote or written consent of the holders of at least a majority of the outstanding shares of Series A and Series B convertible preferred stock voting together as a single class. Holders of Series A convertible preferred stock have a liquidation preference of $0.80 per share (as adjusted proportionately for any stock dividends, combinations, splits, etc.) and holders of Series B convertible preferred stock have a liquidation preference of $1.60 per share (as adjusted proportionately for any stock dividends, combinations, splits, etc.). Each holder of preferred stock shall be entitled to equal voting rights of the common stockholders based on the conversion rate established. Holders of Series A and Series B convertible preferred stock may be entitled to receive dividends at the rate of $0.064 and $0.128 per share, respectively, per annum. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

The Company’s Board of Directors declared no cash dividends on its Series A convertible preferred stock and Series B convertible preferred stock for preferred stockholders, in the six months ended June 30, 2020 and 2021. There were no annual dividends paid in the six months ended June 30, 2020 and 2021. No dividends were accrued as of June 30, 2021.

11. Stock-based compensation and other benefit plans

Equity incentive plan

On December 20, 2002, the Company’s Board of Directors established the 2002 Stock Incentive Plan (the “2002 Plan”). The 2002 Plan provided for the grant of nonqualified stock options or incentive stock options (“Options”) and restricted stock awards to employees of the Company, as well as to Board members and service providers. The maximum number of shares of common stock issued pursuant to the 2002 Plan was 421,250 common shares for the issuance of Options under the 2002 Plan. Options to purchase 5,000 common shares were outstanding under the 2002 Plan as of June 30, 2021. The Company’s ability to grant awards under the 2002 Plan was automatically terminated on December 20, 2012. The 2002 Plan will continue to govern the terms and conditions of the outstanding equity awards granted under the 2002 Plan.

On December 21, 2012, the Company’s Board of Directors established the 2012 Stock Incentive Plan (the “2012 Plan”) (collectively, with the 2002 Plan, the “Plans”). The 2012 Plan reserved an additional 200,000 common shares for the issuance of Options under the 2012 Plan. The 2012 Plan automatically terminates on December 20, 2022 and may be terminated earlier by the CEO and the Board of Directors. Options to purchase 54,000 common shares were outstanding under the 2012 Plan as of June 30, 2021.

The Plans allow for “early option exercise” prior to vesting. In the event the recipient fails to vest, the Company has the right, but not the obligation, to repurchase unvested shares at the lower of the original purchase price or current fair market value. The repurchase right lapses as shares vest. There were no shares subject to repurchase rights arising from nonqualified stock options as of June 30, 2021.

The Plans are administered by the CEO and the Board of Directors, who have the authority to approve the number of options granted, type of awards to be granted, the time at which awards are exercisable, the method of payments and any other terms and conditions of the awards. Options and restricted stock granted by the Board of Directors under the Plans are granted with exercise prices based on the estimated fair value of the underlying common stock. The exercise period commences on the date of grant or hire date, or in the case of Board members and service providers, the grant date or commencement of services, as determined by the Board of Directors.

Upon notice of exercise and receipt of proper consideration, shares are issued from the shares reserved for issuance by the Company. The Company maintains a right of first refusal, but not an obligation, to repurchase the shares issued to or exercised by terminated employees at fair market value.

Stock option activity under the Plans for the six months ended June 30, 2021 consists of the following:

	Number of shares	Weighted average exercise price	Weighted average contractual life (years)
Outstanding and expected to vest at December 31, 2020	59,000	$24.79	4.4
Outstanding and expected to vest at June 30, 2021	59,000	$24.79	3.9
Vested and exercisable at June 30, 2021	55,417	$23.84	3.8

The total intrinsic value of options exercised during the six months ended June 30, 2020 were $0.7 million. There were no options exercised during the six months ended June 30, 2021.

Pursuant to the Plans, the Company may award restricted common stock to Company employees, Board members and service providers. The awards are administered by the CEO and the Board of Directors, who approve the awards at their discretion.

The restricted common stock awards contain a repurchase provision that lapses at a rate of 20% over five years commencing on a date determined by the CEO and the Board of Directors. If an employee ceases employment, or if a consultant no longer performs services for the Company, the Company retains the right to repurchase the number of shares subject to the repurchase provision at the grant date fair value, within 90 days after the recipient’s termination of service. The Company also retains a right of first refusal when restricted stock shares are sold. As of June 30, 2021, the Company had 4,010,000 restricted shares of common stock outstanding. No shares were issued, cancelled, or subject to vesting during the six months ended June 30, 2020 and 2021, respectively.

Stock-based compensation expense for the six months ended June 30, 2020 and 2021 was $56,000 and approximately $33,000, respectively, and was included in general and administrative expense. As of June 30, 2021, there was $0.1 million of unrecognized compensation cost related to non-vested stock options which will be recognized over the weighted average period over of 0.8 years.

Stock appreciation rights plan

The BioLegend, Inc. 2018 Cash Stock Appreciation Rights (“SARs”) Plan (the “SAR Plan”) was adopted by the Board of Directors effective September 10, 2018. The purpose of the SAR Plan is to promote the best interests of the Company by (i) assisting the Company and its subsidiaries in the recruitment and retention of persons with ability and initiative and (ii) providing an incentive to such persons to contribute to the growth and success of the Company’s and its subsidiaries’ businesses by associating the interests of such persons with those of the Company and its stockholders.

The SAR Plan provides for cash incentive awards measured by appreciation in the value of the common stock of the Company, subject to the terms and conditions of the SAR Plan. The SAR Plan does not provide any right to receive common stock or other equity of the Company, or any direct or indirect interest therein. Therefore, the amount owed to employees is treated as a liability in accordance with ASC 480, Distinguishing Liabilities from Equity. The SAR Plan qualifies under liability accounting because the SARs are unconditional obligations of the Company to settle the awards in cash.

The SARs are subject to a 3 year vesting period and a life of 10 years. The SAR Plan includes an appreciation limit, which is a capped determination of fair market value with respect to such SAR (i.e. with respect to calculating the pay-out upon exercise or cash settlement). The growth in fair market value with respect to such SAR from any one calendar year to the next is limited for this purpose to 15%; provided however, that if there is an exercise or cash settlement of such SAR occurring concurrent with (and not before) an initial public offering (“IPO”) or a change in control. In such case, then growth in fair market value will either, depending on the participant, have no cap or be capped at 100% that calendar year. Upon the consummation of an IPO or a change in control, the vesting of the outstanding SARs shall be automatically accelerated in full (i.e. 100%) and the SARs, to the extent not previously exercised, shall be settled in cash on the effective date of the IPO or change in control.

As of June 30, 2021, the Company had 22 plan participants and a total of 62,000 shares distributed with a vested value of $1.7 million. None of the automatic acceleration events were deemed probable to occur as of June 30, 2021.

The following table sets forth the expense related to the SAR plan included in the accompanying consolidated statements of income (in thousands):

	Six months ended June 30,
	2020	2021
Cost of goods sold	$94	$164
Selling and marketing	90	87
General and administrative	130	166
Research and development	46	210

	$360	$627

Unrecognized compensation expense as of June 30, 2021 was $0.4 million.

12. Income taxes

The Company is subject to income tax in the United States as well as other tax jurisdictions in which it conducts business. Earnings from non-U.S. activities are subject to local country income tax. The Company does not provide for U.S. deferred income taxes on the undistributed earnings of its foreign subsidiaries as such earnings are reinvested indefinitely.

The Company’s tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items arising in that quarter. In each quarter, the Company updates its estimate of the annual effective tax rate, and if the estimated annual tax rate changes, the Company makes a cumulative adjustment in that quarter. The Company’s quarterly tax provision, and its quarterly estimate of its annual effective tax rate, are subject to significant volatility due to several factors, including the Company’s ability to accurately predict its pre-tax income in multiple jurisdictions.

Income tax expense for the six months ended June 30, 2020 and 2021, was $8.0 million and $16.1 million, respectively. For the six months ended June 30, 2020 and 2021, the Company’s effective tax rate was 18.7% and 20.0%, respectively. The variance from the statutory federal tax rate of 21% for the six months ended June 30, 2020 and 2021, was primarily due to state taxes and non-deductible items, offset by a benefit recorded under the foreign derived intangible income provisions and research and development tax credits.

In response to the COVID-19 pandemic, the United States passed the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act in March 2020, and on March 11, 2021, the United States enacted the American Rescue Plan Act of 2021. These acts include various income and payroll tax measures. Neither the income tax nor the payroll tax measures had a materially impact on our condensed consolidated financial statements.

13. Commitments and contingencies

Commitments

The Company has operating leases for its facilities in California, the United Kingdom, Taiwan, Japan, and China, extending through 2024. As of June 30, 2021, future minimum payments under these operating leases are as follows for the years ending December 31 (in thousands):

Remainder of 2021	$474
2022	181
2023	97
2024	56
2025	5

Total	$813

Total expense related to operating leases were $0.5 million and $0.4 million for the six months ended June 30, 2020 and 2021, respectively, and are included in operating expenses in the accompanying condensed consolidated statements of income.

Many of the Company’s technology licenses are subject to future royalties which generally range from 5% to 25% of applicable net sales. Royalty expense was $8.9 million and $13.3 million for the six months ended June 30, 2020 and 2021, respectively, and is included in cost of goods sold in the accompanying condensed consolidated statements of income. At June 30, 2021 the Company had a total royalty liability of $9.2 million, of which $2.3 million was included in accounts payable based upon the payment terms of the license agreements and $6.8 million was included in accrued expenses.

Contingencies

The Company is involved in various legal proceedings arising in the normal course of business. The Company accrues for a loss contingency when it determines that it is probable, after consultation with counsel, that a liability has been incurred and the amount of such loss can be reasonably estimated. The Company believes that the results of any such contingencies, either individually or in the aggregate, will not have a material adverse effect on the Company’s condensed consolidated financial position, results of operations or cash flows.

Risks and uncertainties

The World Health Organization declared in March 2020 that the recent outbreak of the coronavirus disease (“COVID-19”) constitutes a pandemic. The COVID-19 pandemic has caused general business disruption worldwide beginning in January 2020. The global impact of COVID-19 continues to rapidly evolve, and the Company will continue to monitor the situation and the effects on its business and operations closely. The Company does not yet know the full extent of potential impacts on its business or operations or on the global economy as a whole, particularly if the COVID-19 pandemic continues and persists for an extended period of time. Given the uncertainty, the Company cannot reasonably estimate the impact on its future results of operations, cash flows, or financial condition.

14. Subsequent events

The Company has evaluated subsequent events through November 4, 2021, which is the date the condensed consolidated financial statements were issued.

On August 31, 2021, the Company cancelled its revolving line of credit in anticipation of the below merger.

On September 17, 2021, PerkinElmer, Inc. (the “PerkinElmer”), through its direct, wholly owned subsidiaries, Burton Acquisition I, Inc. ( “Merger Sub I”) and Burton Acquisition II, Inc. (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), completed its acquisition of the Company pursuant to the Agreement and Plan of Merger dated as of July 25, 2021 (the “Merger Agreement”) by and among PerkinElmer, the Merger Subs, the Company and the Company’s Chief Executive Officer, solely in his capacity as the stockholder representative thereunder. On September 17, 2021, in accordance with the Merger Agreement, Merger Sub I was merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of PerkinElmer, and, immediately following the First Merger, the Company was merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of PerkinElmer.

In connection with the consummation of the Merger, PerkinElmer paid an aggregate purchase price of approximately $5.7 billion, net of cash acquired of approximately $292 million, reflecting preliminary working capital and other adjustments (the “Aggregate Consideration”) that are subject to final adjustment following the closing. The Aggregate Consideration was paid in a combination of $3.3 billion in cash and shares of PerkinElmer’s common stock having a value of approximately $2.6 billion based on the $187.56 per share closing price of PerkinElmer’s common stock on the New York Stock Exchange on September 17, 2021 (the “Stock Consideration”). The Stock Consideration consisted of 14,066,771 shares of PerkinElmer’s common stock and was issued on September 17, 2021 in a private placement pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act.